Exhibit 99.1

F-star Therapeutics Reports First Quarter 2021 Financial Results and

Provides Corporate Update

Company to Host Conference Call Today at 9 a.m. EDT

CAMBRIDGE, United Kingdom and CAMBRIDGE, Mass., May 17, 2021 (GLOBE NEWSWIRE) — F-star Therapeutics, Inc. (NASDAQ: FSTX), a clinical-stage biopharmaceutical company dedicated to developing next generation bispecific immunotherapies to transform the lives of patients with cancer, today announces first quarter 2021 financial results and provides a corporate update.

•	Strengthens balance sheet with successful closing of $65 million public offering of common stock and;

•	Received $9.2 million in net proceeds under its “at-the-market” equity offering program

•	LAG-3 and PD-(L)1 co-targeting validation with LAG-3 validated in late-stage clinical trial as third checkpoint inhibitor pathway

•	FS118 patent protection granted in Europe expanding F-star’s extensive IP portfolio

•	FS222 presentation at AACR on the importance of tuning both affinity and avidity for differentiation

•	Nature publication on STING agonist demonstrating that SB 11285 enhances preclinical efficacy of radiation therapy

•	Merck KGaA, Darmstadt, Germany exercises option to bring third target into pipeline

Eliot Forster, CEO of F-star Therapeutics, Inc., said, “I’m very proud of what F-star accomplished in our first full quarter as a publicly traded company. The successful close of our public offering means we have now strengthened our financial position to ensure delivery on our future milestones. We have made excellent progress across all four clinical stage programs. We have also delivered with our partners, as noted in the recent update on our collaboration with Merck KGaA. We have added new insights into the unique properties of our platform technology, including presenting new data on FS222, our potentially best-in-class bispecific antibody targeting CD137 and PD-L1. This year will be another exciting one for F-star with clinical data expected and huge potential to provide transformational treatment options for patients with cancer.”

“We have had a great start to 2021 and are very pleased to complete our $65 million underwritten public offering,” said Darlene Deptula-Hicks, Chief Financial Officer of F-star Therapeutics. “Based on our current operating plans we believe our current cash and cash equivalents will be sufficient to meet our capital requirements into the second half of 2023.”

FIRST QUARTER 2021 AND RECENT HIGHLIGHTS

Clinical validation of LAG-3: Aligning with F-star’s promising internal data, new headline phase 3 data reported during the quarter by a global pharmaceutical company has potentially validated LAG-3 as an immuno-oncology target. Importantly for FS118, these data also confirm the necessity of co-targeting the LAG-3 and PD-1/PD-L1 pathways to achieve efficacy in patients.

FS118 European patent protection granted: The European Patent Office (EPO) granted a patent in January 2021 with claims protecting the composition of matter of F-star’s FS118 molecule giving protection until June 2037. The phase 2 proof-of-concept trial of FS118 is proceeding on plan and the Company plans to provide an update on progress in the first half of 2022.

FS222 Poster presented at the American Association for Cancer Research (AACR) Annual Meeting in 2021: F-star presented a poster at AACR 2021 entitled ‘FS222, a Tetravalent Bispecific Antibody Targeting CD137 and PD-L1, is Designed for Optimal CD137 Interactions Resulting in Potent T cell Activation Without Toxicity’. This poster and the associated data showcased the differentiation of FS222 from competitor molecules and highlighted the importance of ‘tuning’ for both the affinity and avidity of bispecific antibodies. The ongoing phase 1 clinical trial is proceeding on plan and the Company plans to provide an update on progress before the end of 2021.

SB 11285 in Nature publication: F-star published on its second-generation STING agonist, SB 11285, in the April 2021 issue of Nature Communications. The study, entitled ‘STING enhances cell death through regulation of reactive oxygen species and DNA damage’ demonstrated that systemic administration of a STING agonist in combination with radiation in a preclinical model enhances local control in Head and Neck Squamous Cell Carcinoma (HNSCC) and suggests that STING expression in the tumor is required for maximal therapeutic benefit. The Company plans to provide an update on the progress of SB 11285 in the phase 1 clinical trial in mid-2021.

Merck, KGaA, Darmstadt, Germany exercised third target option: F-star continued to deliver on the collaboration with Merck, KGaA, Darmstadt, Germany. The third option to license an F-star preclinical immuno-oncology program was exercised in the ongoing collaboration in March 2021. The companies entered into the agreement in 2019 with the first option to license. In July 2020, Merck KGaA, Darmstadt, Germany brought the second program from the collaboration into its pipeline, and has recently exercised its third option, taking over future development and commercialization of the program.

Denali Therapeutics announcement: F-star is pleased by the announcement from Denali Therapeutics that following positive preliminary data in a Phase 1/2 study, the Food and Drug Administration (FDA) has granted Fast Track designation to DNL310, which is derived from F-star’s unique Fcab technology, for the treatment of patients with Hunter syndrome.

Strengthened balance sheet in 2021: In April the Company completed the sale of $9.5 million in gross proceeds through its previously announced “at-the-market” (ATM) equity offering program. In addition, in April the Company entered into and drew down $5 million under its $10 million debt facility with Horizon Technology Finance Corporation and in May raised gross proceeds of $65 million, before deductions of underwriting discounts and commissions, in a public offering.

FIRST QUARTER 2021 FINANCIAL SUMMARY

Cash and cash equivalents as of March 31, 2021 were $3.7 million, compared to $18.5 million at December 31, 2020. Based on the Company’s current operating plan, the Company believes its cash and cash equivalents at March 31, 2021, together with the net proceeds from the recent sales of common stock in the underwritten public offering and under the ATM, and funds from its debt facility will be sufficient to fund its current operating plans into the second half of 2023.

Research & Development (R&D) expenses were $7.3 million for the quarter ended March 31, 2021, compared to $3.4 million for the same quarter in 2020. The increase of $3.9 million in R&D expense was primarily related to manufacturing costs and clinical costs with Q1 being the first full quarter with four programs in the clinic.

General & Administrative (G&A) expenses were $6.4 million for the quarter ended March 31, 2021, compared to $3.2 million for the first quarter of 2020. This $3.2 million increase in G&A expense was primarily due to increased non-cash stock-based compensation expense, professional fees and insurance associated with operating as a public company and rent expense associated with building leases assumed in the share exchange.

Net loss was $9.9 million or a loss per share of $1.08 (basic and diluted), for the quarter ended March 31, 2021, compared to a net loss of $7.2 million or a loss per share of $3.92 (basic and diluted) for the quarter ended March 31, 2020.

CONFERENCE CALL AND WEBCAST

F-star will host a conference call today, May 17, 2021 beginning at 9:00 AM EDT. To join the webcast, go to website. To join by phone, participants may dial 1-833-471-0868 in the US/Canada or 1-914-987-7751 for International calls or 0800 0288438 or 0203 1070289 for the United Kingdom, at least 10 minutes prior to the start of the call.

A recording of the conference call will be available on the ‘Events & Presentations’ section of the Company’s website at www.f-star.com from May 18, 2021.

About F-star Therapeutics, Inc.

F-star is a clinical-stage biopharmaceutical company developing tetravalent bispecific antibodies for a paradigm shift in cancer therapy. By developing medicines that seek to block tumor immune evasion, the Company’s goal is to offer patients greater and more durable benefits than current immuno-oncology treatments. Through its proprietary tetravalent, bispecific natural antibody (mAb²™) format, F-star’s mission is to generate highly differentiated best-in-class drug candidates with monoclonal antibody-like manufacturability. For more information visit www.f-star.com and follow us on LinkedIn and Twitter.

Forward Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. F-star undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” or the negative of these terms or other comparable terminology, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, the cash balances of F-star, the ability of F-star to remain listed on the Nasdaq Capital Market, F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that F-star may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that F-star’s clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that preclinical drug development is uncertain, and some of F-star’s product candidates may never advance to clinical trials, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later stage clinical trials, that F-star relies on patents and other intellectual property rights to protect its product candidates, and the enforcement, defense and maintenance of such rights may be challenging and costly, and that F-star faces significant competition in its drug discovery and development efforts.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in F-star’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this communication are based on information available to F-star as of the date of this communication. F-star does not assume any obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, please contact:

For investor inquiries

Lindsey Trickett

VP Investor Relations & Communications

+1 240 543 7970

lindsey.trickett@f-star.com

For media inquiries

Helen Shik

Shik Communications LLC

+1 617-510-4373

Shik.Helen10@gmail.com

F-star Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2021	2020
Cash and cash equivalents	$3,680	$18,526
Prepaid and other current assets	10,124	7,539
Other assets	39,632	37,544

Total assets	$53,436	$63,609

Accounts payable and other current liabilities	$14,315	$16,977
Other liabilities	4,281	3,638

Total liabilities	18,596	20,615

Total stockholders’ equity	34,840	42,994

Total liabilities and stockholders’ equity	$53,436	$63,609

F-star Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended March 31,
	2021	2020
License revenue	$2,917	$1,355
Operating expenses:
Research and development	7,267	3,400
General and administrative	6,429	3,189

Total operating expenses	13,696	6,589

Loss from operations	(10,779)	(5,234)
Other non-operating (expense) income:
Other income (expense)	1,018	(1,527)
Change in fair value of convertible debt	—	(386)

Loss before income taxes	(9,761)	(7,147)
Income tax provision	(108)	(12)

Net loss	$(9,869)	$(7,159)

Net loss attributable to common shareholders	$(9,869)	$(7,159)

Basic and diluted adjusted net loss per common shares	$(1.08)	$(3.92)

Weighted-average number of shares outstanding-basic and diluted	9,100,273	1,826,070